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                                                                  EXHIBIT 16(b)

SCHWAB ASSET DIRECTOR -- HIGH GROWTH PORTFOLIO

TOTAL RETURN FOR THE PERIOD FROM: INCEPTION (11/1/96) THROUGH 12/31/96

                                              Distribution               Dividends         Dividends         Total
                               Period           factor         NAV          ($)            (shares)          Shares
                               ------           ------         ---          ---            --------          ------
Beginning NAV and shares:      11/1/96                          $10.00      0                 0             1,000.000
                                12/96                            10.42                                      1,000.000

Ending NAV and shares:

Ending Redeemable value:      $10,420.00

Total Return:                   4.20%

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